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                                                                   Exhibit 10.2



February 5, 2001



Ms. Maggie Bellville
3962 East Brookhaven
Atlanta, GA  30319

Dear Maggie:

1. This letter, when executed by you will confirm our agreement with respect to your separation from Cox Communications, Inc., hereafter referred to as COX.

2. Your separation will be effective Wednesday, January 31, 2001. At that time you will cease active employment and you may not act or speak on behalf of COX. You will remain on our payroll at a salary level of $43,755 per month through January 31, 2002 and continue to participate for that period in medical/dental/life benefits on an after-tax basis; provided, however, if you have not found another position or developed a consulting practice as of January 31, 2002, you may continue to remain on our payroll at the salary level of $3,755 per month and continue to participate in medical/dental/life benefits on an after-tax basis for up to an additional three (3) months --- to and through April 30, 2002. Benefit continuation does not include LTD, pension service, flex credits or 401(k) participation. Continuation of these benefits will not be subject to you meeting any contingencies or other post-employment conditions. If you have found another position or developed a consulting practice but not with base compensation or gross earnings, as applicable, equal to or greater than $43,755.00 per month during the initial twelve months of severance, we will pay you for up to three (3) months - from February 1, 2002 up to April 30, 2002 - the difference between $43,755 per month and your base compensation or gross earnings, as applicable, for those months as evidenced by pay records, pay stubs, tax records and similar documentation. You agree that in order to be eligible for any additional compensation after 12 months, you must make a reasonable effort to find other employment, including self-employment, and may not reject an offer that a reasonable person in your position would accept. You will not be required to relocate from Atlanta, Georgia to meet this requirement.

3. You acknowledge you have received your 2000 incentive compensation based on performance of the company for fiscal year 2000.

4. Your remaining 1998 and 1/01/99 stock option grants under the Cox Long Term Plan are vested under the terms of the plan. You will have up to January 12, 2002 to exercise these options. Your remaining March 1999 and January 2000 stock options were vested at 100% on January 12, 2001, and you will have up to one year from vesting to exercise these options.

5. We will continue to pay your fees for your country club and health club until you find other full-time employment. COX will also pay off the current lease on your VOLVO automobile and transfer the title to you free and clear within thirty (30) days. You will receive payment for all accrued but unused vacation time, currently equal to four (4) weeks, with payment to be delivered to you by March 15, 2001.

6. Outplacement services will be provided by Lee Hecht Harrison up to one year and transitional coaching will be provided by Julia Romaine, your executive coach, as outlined in her January 9, 2001 letter, not to exceed the services listed. These expenses will be paid by the company and all services should be invoiced and sent to Mae Douglas for payment.

7. You will direct any inquiries and reference checking regarding your separation to either Mae Douglas or me and we will respond to those inquiries in accordance with the statement which is attached as Exhibit "A."


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8.       Should you accept full-time employment prior to January 31, 2002, your medical/dental coverage will cease unless you elect to exercise your COBRA conversion rights. COX will provide you with necessary COBRA forms by mail. Additionally, should you accept employment prior to January 31, 2002, you agree to notify COX, at which time any remaining severance for the period through January 31, 2002, will be paid to you in a lump sum and any benefit plan coverage will cease upon your coverage with any plan offered by your new employer or pursuant to COBRA.

9. During the course of your employment, you have had and will continue to have access to trade secrets, confidential information as defined by Exhibit "B" and proprietary information ("Information"). In consideration of the benefits received by you under this Agreement, you agree to keep all Information strictly confidential and will not reveal any Information to any person nor use it for your own benefit for a period of two years from the date of the execution of this Agreement. On or before March 1, 2001 you will return to COX all records and materials in your possession or under your control containing any Information, or as reasonably soon thereafter as any such materials are discovered. Your breach of this paragraph may irreparably harm and damage COX and you agree that in such event COX shall be entitled to injunctive relief as well as any other legal remedy available to it.

10. You agree that the terms and conditions of your separation must be kept confidential, except that the Company shall be entitled to disclose the terms and conditions of this Agreement if such disclosure is required by any applicable law or regulation (including without limitation filing the Agreement with the Securities and Exchange Commission), and each party shall be entitled to disclose the terms and conditions of this Agreement if required by order of a court of competent jurisdiction, or as otherwise may be required by law or legal process. Furthermore, you agree that you will not engage in any conduct or activities materially and substantially detrimental to the best interests of COX, including, but limited to, any disparaging, denigrating or untrue statements about COX or about any employee of COX. It is mutually agreed and understood that any breach of this paragraph by you would be material to COX and that in the event of the first breach, COX shall be entitled to liquidated damages in the amount of $43,755; in the event of a second breach COX shall be entitled to liquidated damages in the amount of $87,510. Thereafter, COX shall have the right to declare this agreement null and void from the beginning and shall be relieved of any further obligation hereunder, including the obligation to pay compensation, and in such event you shall repay to COX any and all consideration previously paid to you subsequent to the date of this letter. Prior to exercising any of its rights for a breach of this paragraph, COX will notify you of its position and provide you with up to ten (10) days to explain your position. Prior to engaging in conduct that may constitute a breach of this paragraph, you may contact me or whomever else may then be COX's President and/or Chief Executive Officer.

11. You further agree not to solicit or in any manner encourage employees of COX to leave for a period of two years after the date of your execution of this Agreement.

12. You agree that if there is an issue or situation in the future of which you are knowledgeable or had been involved that results in action against COX you will reasonably cooperate and provide any reasonable assistance needed.

13. You agree that for a period of one year after the date of your execution of this Agreement that you will not have management responsibility for running any cable television company other than COX as a partner, director, officer, principal, employee, independent contractor, consultant or advisor where COX currently has a cable television franchise that is identified as Exhibit "C;" nor may you work for Qwest's Phoenix, Arizona operation in a management position that involves direct competition with COX's services in Phoenix, Arizona.

14. You agree that for a period of six months from the date of this Agreement, you will not perform the duties that you performed for COX as an Executive Vice President over any cable television company that may be acquired by COX, and where you are not working at the time of the acquisition.

15. IN CONSIDERATION OF THE BENEFITS GRANTED TO YOU IN PARAGRAPHS 2, 4, 5 and 6:

         YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY RELEASE AND DISCHARGE COX, ITS OWNERS AND AFFILIATES AND THEIR CURRENT AND FORMER DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM ANY AND ALL CLAIMS, LIABILITIES, OBLIGATIONS, PROMISES, ACTIONS, SUITS OR DEMANDS OF ANY NATURE, KNOWN OR UNKNOWN,

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         (EXCLUDING UNEMPLOYMENT COMPENSATION BENEFITS WHICH MAY BE PROVIDED BY
         THE STATE OF GEORGIA), INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER FEDERAL, STATE OR LOCAL LAWS PROHIBITING AGE, SEX, RACE, DISABILITY, NATIONAL ORIGIN, RELIGION OR OTHER FORMS OF DISCRIMINATION, AND CLAIMS GROWING OUT OF ANY LEGAL RESTRICTION ON COX'S RIGHT TO TERMINATE ITS EMPLOYEES WHICH YOU HAVE OR MAY HAVE ACCRUED THROUGH THIS DATE. YOU COVENANT NOT TO SUE COX OR ANY OF ITS OWNERS, AND AFFILIATES, AND THEIR DIRECTORS, AND FORMER DIRECTORS, OFFICERS, FORMER OFFICERS, EMPLOYEES, FORMER EMPLOYEES, OR AGENTS IN CONNECTION WITH ANY OF THE ABOVE RELEASED CLAIMS. WITHOUT WAIVING ANY OF THE FOREGOING, THIS WAIVER SHALL IRREVOCABLY AND UNCONDITIONALLY RELEASE YOUR RIGHTS UNDER
         THE  AGE   DISCRIMINATION   IN  EMPLOYMENT  ACT,  THE  AMERICANS  WITH
         DISABILITIES ACT OF 1990, AND TITLE VII OF THE CIVIL RIGHTS ACT OF 1964. YOU FURTHER AGREE TO IRREVOCABLY WAIVE ANY RIGHT TO RECOVER UNDER ANY CLAIM THAT MAY BE FILED BY THE EQUAL OPPORTUNITY COMMISSION WITH RESPECT TO YOUR EMPLOYMENT WITH COX.

16. You represent and acknowledge that you have read this Agreement and understand the terms hereof and have been given an opportunity to ask questions of COX's representatives. YOU ACKNOWLEDGE YOU HAVE CONSULTED WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. You further represent that in executing this Agreement you do not rely and have not relied upon any representative of COX with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

17. This agreement is knowingly and voluntarily entered into by each party.

18.      This offer expires 21 days after your receipt of this letter.

19. For a period of seven days after the date of execution of this Agreement, you have the right to revoke this Agreement. The Agreement shall not be effective or enforceable until seven days after the date of execution, if not revoked by you prior thereto.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable at the discretion of COX.

21. Please confirm your understanding of our agreement by indicating in the space below and returning one copy to me.


Sincerely,


/s/ James O. Robbins
James O. Robbins

JOR:tkb

The above accurately reflects the agreement regarding my separation from COX.


By:  /s/ Margaret A. Bellville                       Date: *
         Signature                                          -------------------

         Margaret A. Bellville               *Delivered, received and executed.
         Printed Name